PRESS RELEASE                       LIFE SCIENCES RESEARCH, INC.
                                    (Other OTC: LSRI)
                                    PO Box 2360
                                    Mettlers Road
                                    East Millstone, NJ 08875-2360

                                    For Further Information:
                                    Richard Michaelson
                                    Phone:   US: (732) 649-9961
                                    e-mail: LifeSciencesResearch@LSRinc.com

IMMEDIATE RELEASE
May 14, 2002

                       LSR ANNOUNCES FIRST QUARTER RESULTS


Princeton, New Jersey, May 14, 2002 - Life Sciences Research, Inc. ("LSR") (Other OTC: LSRI) announced today that net revenues for the quarter ended March 31, 2002 were $26.1 million, 15% above the revenues for same period in the prior year of $22.7 million. The Company reported a net loss for the quarter ended March 31, 2002 of $3.3 million, compared with $4.3 million the previous year. Loss per share for the quarter was $0.48 compared with a loss of $0.74 in the quarter ended March 31, 2001, including Other Operating Expenses of $1.5 million associated with the LSR Exchange Offer and share subscription in the first quarter of 2002, and $0.2 million associated with refinancing costs in the same period in 2001. Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA") was $2.1 million for the first quarter, exclusive of the items discussed above, or 8.0% of sales, compared to a loss of $0.1 million for the same period in the prior year, exclusive of one time charges.

Brian Cass, LSR's President and Managing Director said "We established a positive momentum during 2001 and this is being sustained as we enter 2002. First quarter revenues are 15% up on last year but it is the growth in orders that is even more dramatic. The market place for pre-clinical CRO services is very buoyant at the moment and looks set to continue. Orders in the first quarter were at record levels and 46% above last year and 6% above the previous record. Similarly our level of booked-on work is the highest we have experienced."

He added "This build up of orders and backlog is very encouraging and supports our commitment to further improvement in profitability levels, working capital and cash flow. We have achieved important milestones in the last year and remain diligently focused on further strengthening our Company through 2002."

Andrew Baker, LSR's Chairman and CEO, said "With the completion of our first quarter as an American domiciled company, we are more convinced than ever that this move, despite its expense, was very much in the best interests of our stakeholders. While we still have identified challenges ahead of us, we can see valuable benefits of our new structure."

Life Sciences  Research,  Inc. is one of the world's leading  Contract  Research
Organizations providing product development services to the pharmaceutical, agrochemical and biotechnology industries. LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products. The Company's services are designed to meet the regulatory requirements of governments around the world. LSR operates research facilities in the United States (the Princeton Research Centre, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

This announcement contains statements that may be forward-looking as defined by the USA's Private Litigation Reform Act of 1995. These statements are based largely on LSR's expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR's control, as more fully described in LSR's Registration Statement on Form S-4, dated December 21, 2001, and the Company's Form 10-K for the fiscal year ended December 31, 2001, as filed with the US Securities and Exchange Commission.


                              - tables to follow -



                           Life Sciences Research Inc.
                             Statement of Operations
                  (amounts in thousands, except per share data)


                                    Unaudited
                                                         Three months ended
                                                              March 31
                                                           2002             2001
Net revenues                                            $26,135          $22,689
Cost of sales                                          (21,646)         (20,915)
                                                    ------------     ------------
Gross profit                                              4,489            1,774
Selling and administrative expenses                     (4,302)          (4,006)
Other operating expense                                 (1,517)            (174)
                                                    ------------     ------------
Operating loss                                          (1,330)          (2,406)
Interest income                                               6               39
Interest expense                                        (1,627)          (1,668)
Other loss                                              (1,106)          (2,071)
                                                    ------------     ------------
Loss before income taxes                                (4,057)          (6,106)
Income tax benefit                                          742            1,770
                                                    ------------     ------------
Net loss                                                (3,315)          (4,336)

Other comprehensive (loss)/income, net of tax
Foreign currency translation adjustments                  (122)               11

                                                    ------------     ------------
                                                    ------------     ------------
Total comprehensive loss                               $(3,437)         $(4,325)
                                                                     ------------
                                                    ------------     ------------

Loss per common share
- Basic                                                 $(0.48)          $(0.74)
- Diluted                                               $(0.48)          $(0.74)

Weighted average common shares outstanding
- Basic     (000's)                                       6,872            5,870
- Diluted  (000's)                                        6,872            5,870



                           Life Sciences Research Inc.
                                  Balance Sheet
                             (amounts in thousands)

                                                                        March 31,           December 31,
                                                                             2002                   2001
ASSETS                                                                (Unaudited)
Current assets:
Cash and cash equivalents                                                  $5,066                 $2,240
Accounts receivable net of allowance for uncollectibles of
$182,000 (2001: $164,000)                                                  18,699                 18,257
Unbilled receivables                                                       12,708                 13,920
Inventories                                                                 1,266                  1,275
Prepaid expenses and other                                                  3,723                  2,777
Deferred income taxes                                                           -                     73
                                                                  ----------------       ----------------
Total current assets                                                       41,462                 38,542
                                                                  ----------------       ----------------
Property and equipment: net                                                87,319                 90,353
                                                                  ----------------       ----------------

Investments                                                                   214                    202
Unamortized capital bonds issue costs                                         639                    691
Deferred income taxes                                                       4,753                  4,176
                                                                  ----------------       ----------------
Total assets                                                             $134,387               $133,964
                                                                  ----------------       ----------------
                                                                  ----------------       ----------------
LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Accounts payable                                                          $10,972                 $9,899
Accrued payroll and other benefits                                          1,366                  2,323
Accrued expenses and other liabilities                                      9,065                 10,336
Fees invoiced in advance                                                   18,225                 17,722
Short-term debt                                                               137                    158
                                                                   ---------------       ----------------
Total current liabilities                                                  39,765                 40,438
                                                                   ---------------       ----------------
Long-term debt                                                             84,311                 59,302
Related party loans                                                           552                 28,821
Other long-term liabilities                                                    26                    174
Deferred income taxes                                                       9,595                  9,953
                                                                   ---------------       ----------------
Total liabilities                                                         134,249                138,688
                                                                   ---------------       ----------------
Commitments and contingencies                                                   -                      -
Shareholders' equity/(deficit)
Voting Common Stock, $0.01 par value
Authorized at March 31, 2002, 50,000,000 (2001, 50,000,000)
Issued and outstanding at March 31, 2002, 11,055,539 (2001,
5,870,305)                                                                   $105                    $59
Non-Voting Common Stock, $0.01 par value
Authorized at March 31, 2002, 5,000,000
(2001, 5,000,000)
Issued and oustanding at March 31, 2002, 900,000 (2001, 0)                      9                      -
Paid in capital                                                            74,279                 66,035
Foreign currency translation adjustments                                  (4,482)                (4,360)
Accumulated deficit                                                      (69,773)               (66,458)
                                                                   ---------------       ----------------
Total shareholders' equity /(deficit)                                         138                (4,724)
                                                                   ---------------       ----------------
Total liabilities and shareholders' equity /(deficit)                    $134,387               $133,964
                                                                   ---------------       ----------------